As filed with the Securities and Exchange Commission on September 28, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allscripts Healthcare Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4392754
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2401 Commerce Drive

Libertyville, Illinois 60048

(847) 680-3515

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian D. Vandenberg

Vice President and General Counsel

Allscripts Healthcare Solutions, Inc.

2401 Commerce Drive

Libertyville, Illinois 60048

(847) 680-3515

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
3.50% Convertible Senior Debentures due July 15, 2024	$82,500,000	100%	$82,500,000	$10,453
Common Stock, par value $0.01 per share	7,329,424 shares (2)	—	—	—

(1)	Equals the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Represents the number of shares of common stock that are initially issuable upon conversion of the debentures. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the anti-dilution provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 28, 2004

Prospectus

$82,500,000

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

3.50% Convertible Senior Debentures Due 2024

and Shares of Common Stock Issuable Upon Conversion Thereof

On July 6, 2004, we issued and sold $75,000,000 aggregate principal amount of our 3.50% Convertible Senior Debentures Due 2024 and, on July 14, 2004, we issued and sold an additional $7,500,000 aggregate principal amount of our debentures. The debentures are general unsecured obligations and will rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of their debentures. We will not receive any proceeds from the offering.

We will pay interest on the debentures on July 15 and January 15 of each year, beginning January 15, 2005.

Each $1,000 principal amount of the debentures will be convertible at the holder’s option at a conversion rate of 88.8415 shares of our common stock, subject to adjustment for certain reasons, only under the following circumstances:

•	during any fiscal quarter commencing after September 30, 2004, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price (as defined in this prospectus) on that 30th trading day; or

•	subject to certain exceptions, during the five business day period after any five consecutive trading-day period in which the trading price per debenture for each day of such period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

•	if we have called the debentures for redemption; or

•	upon the occurrence of certain specified corporate transactions described in this prospectus.

Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. If certain corporate transactions occur on or prior to July 15, 2009, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock as described in this prospectus.

The conversion rate of 88.8415 shares is equivalent to an initial conversion price of $11.256 per share of common stock. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “MDRX.” The last reported sale price of our common stock on September 27, 2004 was $8.74 per share.

We may redeem some or all of the debentures for cash on or after July 20, 2009. A holder may require us to repurchase all or a portion of such holder’s debentures on July 15, 2009, 2014 and 2019 or, subject to specified exceptions, upon a change of control (as defined in this prospectus).

The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are eligible in the PORTALSM Market.

Investing in the debentures involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2004

As used in this prospectus, “Allscripts,” “the company,” “we,” “us” and “our” refer to Allscripts Healthcare Solutions, Inc. and its subsidiaries, unless stated otherwise or the context requires otherwise.

You should rely only on the information contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein. We have not authorized anyone to provide you with information that is different. If you receive any information that is different, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission (“SEC”).

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and often contain words like “believe,” “expect,” “anticipate,” “intend,” “contemplate,” “seek,” “plan,” “estimate” and similar expressions. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. Recognize these statements for what they are and do not rely upon them as facts.

We make these statements under the protection afforded them by Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public over the Internet on the SEC’s website at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until we have sold all of the debentures to which this prospectus relates or the offering is otherwise terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	Current Reports on Form 8-K, filed with the SEC on April 16, 2004, June 28, 2004, June 29, 2004, July 15, 2004 and August 19, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on December 7, 2000, including any amendment or report filed for the purpose of updating such description.

The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or phone number:

Allscripts Healthcare Solutions, Inc.

2401 Commerce Drive

Libertyville, IL 60048

(847) 680-3515

Attention: Investor Relations

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Allscripts filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference herein. Because it is a summary, it does not contain all of the information that you should consider before investing in the debentures. You should read carefully this entire prospectus, including the information under the caption “Risk Factors,” as well as the documents we have incorporated by reference into this prospectus, including our consolidated financial statements and the related notes.

Allscripts Healthcare Solutions, Inc.

We are a leading provider of clinical software and information solutions for physicians. Our key offerings fall into three business segments:

•	Our software and services segment is comprised primarily of our TouchWorks™ software business and our Advanced Imaging Concepts, Inc. (“AIC”) electronic document imaging and scanning solutions business. TouchWorks™ is a modular electronic medical record (mEMR™) designed to enhance physician productivity using a Tablet PC, wireless handheld device or desktop workstation to automate the most common physician activities. Through our acquisition of AIC in 2003, we offer the industry’s leading electronic document imaging and scanning solutions.

•	Our information services segment is comprised primarily of our Physicians Interactive™ (“PI”) business. PI links physicians with pharmaceutical companies and medical product suppliers using interactive education sessions to provide product information to the physician. In 2003, we acquired certain assets and assumed certain liabilities of RxCentric Inc. (“RxCentric”), a provider of technology-enabled sales and marketing solutions for the pharmaceutical industry. This acquisition has been integrated into our information services segment and has expanded our client base in the United States and provided access to the international market.

•	Our prepackaged medications segment is comprised of our Allscripts Direct™ business. Allscripts Direct™ provides point-of-care medication management solutions for physicians and other healthcare providers.

We provide decision support solutions for physicians that are designed to improve the quality and reduce the cost of healthcare. Our technology-based, physician-centric approach focuses on the point of care, where prescriptions and many other healthcare transactions originate, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers. We believe physicians find our solutions attractive because incorporating these solutions into their office work flow can increase efficiency and profitability, reduce errors and improve the quality of patient care.

We are incorporated in the State of Delaware, and our principal executive offices are located at 2401 Commerce Drive, Libertyville, Illinois 60048. Our telephone number is (847) 680-3515,

and our website address is www.allscripts.com. The information on our website is not a part of this prospectus.

The Offering

Issuer	Allscripts Healthcare Solutions, Inc.

Securities Offered	$82,500,000 aggregate principal amount of 3.50% Convertible Senior Debentures Due 2024 and the underlying shares of common stock into which the debentures are convertible.

Maturity Date	July 15, 2024

Ranking	The debentures are our general unsecured obligations and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. As of June 30, 2004, we had no indebtedness for borrowed money outstanding. The debentures will be subordinate in right of payment to any future secured indebtedness that we may incur.

The debentures will not be guaranteed by any of our subsidiaries and, accordingly, are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of June 30, 2004, our subsidiaries had no indebtedness for borrowed money outstanding.

Interest	3.50% per year on the principal amount, payable semiannually on July 15 and January 15 of each year, beginning January 15, 2005.

Conversion Rights	Holders may convert debentures prior to stated maturity at a conversion rate of 88.8415 shares of our common stock per $1,000 of debentures only under the following circumstances:

•      during any fiscal quarter after September 30, 2004, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter is more than 130% of the conversion price on that 30th trading day; or

•      subject to certain exceptions, during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per debenture for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock on such day and conversion rate on such day; or

• if we have called those debentures for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of the Debentures—Conversion Rights.”

The conversion rate of 88.8415 represents an initial conversion price of $11.256 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons.

Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, if any. Instead, any such amounts will be deemed paid by the common stock received by the holder on conversion.

Upon surrender of debentures for conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

If the holder elects to convert the debentures in connection with certain corporate transactions that occur on or prior to July 15, 2009, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of the Debentures—Conversion Rights— General.”

Debentures called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.

Payment at Maturity	For each $1,000 principal amount of debentures, the holder will be entitled to receive $1,000 at maturity, plus accrued interest, if any, and accrued and unpaid liquidated damages, if any.

Sinking Fund	None.

Optional Redemption by Us	We may not redeem the debentures prior to July 20, 2009. We may redeem some or all of the debentures for cash on or after July 20, 2009, upon at least 30 days but not more than 60 days notice by mail to holders of debentures, at a price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any, to the redemption date.

Repurchase of Debentures by Us at the Option of the Holder	A holder may require us to repurchase all or a portion of such holder’s debentures on July 15, 2009, July 15, 2014 and July 15, 2019 at a price equal to 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any, to the date of repurchase.

Change of Control Put	Upon a change of control (as defined in this prospectus) of Allscripts, a holder may require us, subject to certain conditions, to repurchase all or a portion of such holder’s debentures at a price equal to 100% of the principal amount of the debentures being repurchased, plus accrued interest, if any, and accrued and unpaid liquidated damages, if any, to the repurchase date.

Events of Default	If there is an event of default under the debentures, 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the shares of our common stock issuable upon conversion of the debentures.

Form, Denomination and Registration	The debentures were issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. The debentures are represented by one or more global debentures deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. See “Description of the Debentures—Form, Denomination and Registration.”

Trading	The debentures are not listed on any national securities exchange or included in any automated quotation system. The debentures are designated for inclusion in the PORTALSM market.

Nasdaq Symbol for Our Common Stock	“MDRX”

Registration Rights	We have filed this shelf registration statement with the SEC with respect to the debentures and the common stock issuable upon conversion of the debentures pursuant to a registration rights agreement. See “Description of the Debentures—Registration Rights.”

RISK FACTORS

Before investing in the debentures, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

Risks Related to Our Company

If physicians do not accept our products and services, or delay in making decisions regarding the purchase of our products and services, our growth will be impaired.

Our business model depends on our ability to sell our TouchWorks™, Physicians Interactive™ and AIC products and services to physicians and other healthcare providers and to generate usage by a large number of physicians. We have not achieved this goal with previous or currently available versions of our TouchWorks™, Physicians Interactive™ and AIC products and services. Physician acceptance of our products and services will require physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their office work flow or that participants in the pharmaceutical healthcare market will accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians and other healthcare participants or if we fail to position our services as a preferred method for pharmaceutical healthcare delivery and information management, our prospects for growth will be diminished.

The duration of the sales cycle for our current TouchWorks™ product, document imaging and scanning solutions, and physician education services depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Our marketing efforts with respect to large healthcare organizations generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in the wake of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase, and we may need to raise additional capital sooner than we would otherwise need to.

We have historically experienced losses and we may not be profitable in the future.

We have experienced losses in prior fiscal years and cannot assure you that we will become profitable in the near future, if ever. For the year ended December 31, 2003, we had a net loss of $5.0 million. For the six month period ended June 30, 2004, we had net earnings of $963,000. We cannot be certain that we will be able to sustain or increase our profitability in the future.

Because our business model is unproven, our operating history is not indicative of our future performance, and our business is difficult to evaluate.

Because our business model has changed and evolved in recent years, we do not have an extensive operating history upon which you can evaluate our prospects. In implementing our business model, we significantly changed our business operations, sales and implementation practices, customer service and support operations and management focus. We also face new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

Our business will be harmed if we cannot maintain our strategic alliance agreement and the cross license agreement with IDX or if we are unable to enter into and maintain relationships with IDX customers.

In 2001, we entered into a 10-year strategic alliance agreement with IDX Systems Corporation (“IDX”) pursuant to which Allscripts and IDX agreed to coordinate product development and align our respective marketing processes. Under this agreement, IDX granted us the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical application products to IDX customers. This agreement does, however, permit IDX’s continued development and distribution of its own “LastWord (n/k/a CareCast)” or radiology products and services, subject to certain limitations. Our business strategy includes targeting current and prospective IDX customers and their affiliates. If we fail to successfully implement that business strategy, we may not be able to achieve projected results. If a material adverse change in our business, properties, results of operations or condition occurs, IDX may terminate the marketing restrictions in this agreement. If the strategic alliance agreement were terminated, our services might not be as attractive to IDX customers and we may not have access to this important customer base. In such an event, IDX might enter into arrangements that would allow our competitors to utilize IDX technology and IDX could compete against us, and we may not be able to align with another company to market and distribute our products on as favorable a basis as that represented by the IDX strategic alliance. If any of these situations were to occur, our expected revenues may be lower, and our business may be harmed. In addition, prior to the termination of this agreement, we cannot allow certain specified IDX direct competitors to market, distribute or sell our services, even if that agreement would benefit our business.

We also have a cross license and software maintenance agreement with IDX pursuant to which we granted IDX a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense our products combined with IDX products, and IDX granted us a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense IDX software for use with our products. If this agreement is terminated, we will not have access to certain IDX software, harming our ability to integrate our services with IDX systems and provide real-time data synchronization. This may make our systems less desirable to IDX customers and could harm our business.

Our business will not be successful unless we establish and maintain additional strategic relationships.

To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

•	extend the reach of our products and services to a larger number of physicians and to other participants in the healthcare industry;

•	develop and deploy new products;

•	further enhance the Allscripts brand; and

•	generate additional revenue and cash flows.

Entering into strategic relationships is complicated because some of our current and future strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have relationships with their competitors. Moreover, many potential strategic partners have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance.

Once we have established strategic relationships, we will depend on our partners’ ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and many of these relationships are in the early stages of development and may not achieve the objectives that we seek.

We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business will suffer.

If we are unable to successfully implement our acquisition strategy, our ability to expand our product and service offerings and our customer base may be limited.

The successful integration of acquired businesses is critical to our success. Such acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management’s attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have a material adverse effect on our business, financial condition, operating results and prospects. We have taken, and, if an impairment occurs, could take, charges against earnings in connection with acquisitions.

If we are unable to successfully introduce new products or fail to keep pace with advances in technology, our business prospects will be impaired.

The successful implementation of our business model depends on our ability to adapt to changing technologies and introduce new products. We cannot assure you that we will be able to introduce new products on schedule, or at all. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have a material adverse effect on our business prospects.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Difficulties in managing any future growth could have a significant negative impact on our business because we may incur unexpected expenses and be unable to meet our customers’ requirements.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves our employment, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology, including TouchWorks™, document imaging and scanning solutions, and physician education products. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of technology. Misappropriation of our intellectual property would have a material adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive products. While we do not believe that we have infringed or are infringing on any valid proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our results of operations.

To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (i) power loss and telecommunications failures; (ii) software and hardware errors, failures or crashes; (iii) computer viruses and similar disruptive problems; and (iv) fire, flood and other natural disasters.

Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our results of operations.

We may be liable for use of data we provide.

We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our financial condition.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic transactions and engaging in sensitive communications over the Internet. Our strategy relies on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes, and from using our system to conduct transactions that involve transmitting confidential healthcare information.

It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

If we are unable to obtain additional financing for our future needs, our growth prospects and our ability to respond to competitive pressures may be impaired.

We cannot be certain that additional financing will be available to us on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and results of operations could be adversely affected.

We depend on independent content and service providers for many of the benefits we provide through our TouchWorks™ system and our physician education applications and services, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. Any problems with our providers that result in interruptions of our services or a failure of our services to function as desired could damage our reputation in the marketplace and have a material adverse effect on our results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

We also expect to rely on independent content providers for the majority of the clinical, educational and other healthcare information that we plan to provide. In addition, we will depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could impair the value of our brand and our results of operations.

If we are forced to reduce our prices, our results of operations could suffer.

We expect to derive a significant portion of our revenue from sales of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations, Internet pharmacies, including those operating in Canada and other countries foreign to the United States, and government action affecting pharmaceutical reimbursement under Medicare. Our customers and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Recent actions by Congress could limit government spending for the Medicare and Medicaid programs, limit payments to hospitals and other providers, and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our prospects for growth may suffer.

We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers are under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and, therefore, our growth will be impaired.

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could materially adversely affect our financial condition.

We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. In the event we are found liable in any lawsuits filed against us, and if our insurance coverage were inadequate to satisfy these liabilities, it could have a material adverse effect on our financial condition.

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

We currently purchase a majority of the medications that we repackage from AmerisourceBergen. If we do not meet certain minimum purchasing requirements, AmerisourceBergen may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if AmerisourceBergen fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Risks Related to Our Industry

If the healthcare environment becomes more restrictive, or if we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability.

As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities. Because our business relationships with physicians are unique, and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. This industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition or results of operations. Future regulation of our business practices or those of our customers may adversely affect us.

Recent government and industry legislation and rulemaking, especially the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and industry groups such as the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information. New national standards and procedures under HIPAA include the “Standards for Electronic Transactions and Code Sets” (the “Transaction Standards”); the “Security Standards” (the “Security Standards”); and “Standards

for Privacy of Individually Identifiable Health Information” (the “Privacy Standards”). The Transaction Standards require the use of specified data coding, formatting and content in all specified “Health Care Transactions” conducted electronically. The Security Standards require the adoption of specified types of security for health care information. The Privacy Standards grant a number of rights to individuals as to their identifiable confidential medical information (called Protected Health Information) and restrict the use and disclosure of Protected Health Information by Covered Entities. Generally, the HIPAA standards directly affect Covered Entities, defined as “health care providers, health care payers, and health care clearinghouses.” In addition, the Privacy Standards affect third parties that create or access Protected Health Information in order to perform a function or activity on behalf of a Covered Entity. Such third parties are called “Business Associates”. Covered Entities must have a written “Business Associate Agreement” with such third parties, containing specified “satisfactory assurances” that the third party will safeguard Protected Health Information that it creates or accesses and will fulfill other material obligations to support the covered entity’s own HIPAA compliance. Most of our customers are Covered Entities. Additionally, Covered Entities will be required to adopt a unique standard National Provider Identifier (NPI), for use in filing and processing health care claims and other transactions. We believe that the principal effects of HIPAA are, or will be, first, to require that our systems be capable of being operated by our customers in a manner that is compliant with the various HIPAA standards and, second, to require us to enter into and comply with Business Associate Agreements with our Covered Entity customers. For most Covered Entities, the deadlines for compliance with the Privacy Standards and the Transaction Standards occurred in 2003. Covered Entities must be in compliance with the Security Standards by April 20, 2005, and must use NPIs in standard transactions no later than the compliance dates, which are May 23, 2007, for all but small health plans and one year later for small health plans. We believe that our systems and products are capable of being used by our customers in compliance with the Transaction Standards and are, or will be, capable of being used by our customers in compliance with the Security Standards and the NPI requirements. However, because all HIPAA Standards are subject to change or interpretation and because certain other HIPAA Standards, not discussed above, are not yet published, we cannot predict the future impact of HIPAA on our business and operations. Additionally, certain state laws are not pre-empted by the HIPAA Standards and may impose independent obligations upon our customers or us.

Specific risks include, but are not limited to, risks relating to:

•

Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. It is possible that aspects of our TouchWorks software tools could become subject to government regulation. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable. We cannot predict the effect of possible future legislation and regulation.

•	Claims Transmission. As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients’ payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customer is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. The HIPAA Transaction Standards and the HIPAA Security Standards will also have a potentially significant effect on our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations.

•	Patient Information. As part of the operation of our business, our customers provide to us patient identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for handling of Protected Health Information that we receive and with our obligations under Business Associate Agreements. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of confidential medical information, we could be subject to liability, fines and lawsuits, termination of our customer contracts, or our operations could be shut down. Additionally, in the event that the Privacy Standards and other HIPAA compliance requirements change or are interpreted in a way that requires material change to the way in which we do business, it could have a material adverse effect on our business, results of operations and prospects. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. Such legislation may require holders of such information to implement additional security measures that may require substantial expenditures. There can be no assurance that changes to state or federal laws will not materially restrict the ability of providers to submit information from patient records using our products and services.

•	Medical Devices. The United States Food and Drug Administration (the “FDA”) has promulgated a draft policy for the regulation of computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. To the extent that computer software is a medical device under the policy, we, as a manufacturer of such products, could be required, depending on the product, to:

•	register and list our products with the FDA;

•	notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or

•	obtain FDA approval by demonstrating safety and effectiveness before marketing a product.

Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness, or substantial equivalence. If the FDA requires this data, we would be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act’s general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA’s policy with regard to computer software, we expect that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft is finalized or changed. The FDA can impose extensive requirements governing pre- and post-market conditions like service investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes.

•

eDetailing. Our pharmaceutical and medical device clients use PI eDetailing programs to provide physicians with valuable and up-to-date information about various medications and medical products, as well as to collect feedback from physician opinion leaders and other experts. Pharmaceutical marketing activities are subject to various regulatory and compliance initiatives, including a new industry-sponsored ethics initiative developed by the Pharmaceutical Research and Manufacturers of America (“PhRMA Code”) and the final Compliance Program Guidance for Pharmaceutical Manufacturers issued on April 28, 2003, by the HHS Office of Inspector General (OIG). Such initiatives articulate concerns, recommendations and standards concerning a variety of pharma marketing activities and issues, including kickback concerns, discounts, switching arrangements, research/consulting/advisory payments, and gifts/entertainment/other remuneration, among others. Additionally, as a sender of electronic mail in connection with some of our educational programs, we are subject to the CAN-SPAM Act of 2003. We believe that our programs and activities comply with applicable laws and regulations, and are consistent with PhRMA Code and OIG recommendations and standards. However, if our physician educational programs were found to be conducted in a manner inconsistent with such laws, regulations or initiatives, or if we are required to materially change to the way in which we do business in order in order to conform with such laws, regulations and initiatives, our business, results of operations and prospects would be adversely affected.

•	Licensure and Physician Dispensing. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the Food and Drug Administration (FDA), the Drug Enforcement Agency (DEA) and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA’s “good manufacturing practices.” We are subject to periodic inspections of our facilities by regulatory authorities, and adherence to policies and procedures for compliance with applicable legal requirements. Because the FDA’s good manufacturing practices were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. If we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

While physician dispensing of medications for profit is allowed in most states, as highlighted above, it is possible that certain states may enact legislation or regulations prohibiting, restricting or further regulating physician dispensing. Similarly, while a July 2002 Opinion the American Medical Association’s Council on Ethical and Judicial Affairs (CEJA) provides in relevant part that “Physicians may dispense drugs within their office practices provided such dispensing primarily benefits the patient”, the AMA has historically taken inconsistent positions on physician dispensing and past Reports of the CEJA have opposed the in-office sale of health-related products by physicians, and it is possible that the CEJA may in the future oppose the in-office sale of health-related products by physicians. Any such state legislative prohibitions or CEJA opposition of physician dispensing could adversely affect us.

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception. We believe that the physicians who use our system or dispense drugs distributed by us are aware of these requirements, since they are generally well known in the health care industry, but we do not monitor their compliance and have no assurance that our customers are in material compliance with Stark II, either pursuant to the in-office ancillary services exception or another applicable exception. If it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have a material adverse effect on our business, results of operations and prospects.

As a distributor of prescription drugs to physicians, we are subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we, as a distributor of prescription drugs to physicians, were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including our exclusion from government health programs. As a result of exclusion from government health programs, our customers would not be permitted to make any payments to us.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, government regulation could alter the clinical workflow of physicians and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance our products and services.

If the rapidly evolving electronic healthcare information market fails to develop as quickly as expected, our business prospects will be impaired.

The electronic healthcare information market is in the early stages of development and is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter this market. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business prospects will be impaired.

Consolidation in the healthcare industry could adversely affect our business.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to the Debentures and Our Common Stock

The debentures will be structurally subordinated to indebtedness and liabilities of our subsidiaries.

Because we operate primarily through our subsidiaries, we derive our revenues from, and hold our assets through, those subsidiaries. As a result, we are dependent upon distributions and advances from and repayment of advances to our subsidiaries in order to meet our payment obligations under the debentures and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the debentures, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, to the extent that we are not a creditor of such subsidiary. In addition, even where we are a creditor of a subsidiary, our rights as a creditor with respect to certain advances are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness. As of June 30, 2004, our subsidiaries had no indebtedness for borrowed money outstanding.

Our holding company structure may adversely affect our ability to meet our debt service obligations under the debentures.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We may be unable to repurchase the debentures at the option of the holder or upon a change of control.

On July 15, 2009, July 15, 2014 and July 15, 2019 and upon the occurrence of a “change of control,” as defined in the indenture, holders of the debentures have the right to require us to repurchase in cash all or any portion of their debentures at the purchase price and on the conditions set forth in this prospectus. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by our subsidiaries at the time we are required to repurchase tendered debentures, we will need to seek additional financing. However, we may not be able to obtain any such financing on terms favorable to us, if at all. In addition, future credit agreements or other agreements relating to our indebtedness might prohibit the redemption or repurchase of the debentures and provide that a change of control constitutes an event of default. If we are required to repurchase debentures at a time when we are prohibited from doing so, we could seek the consent of our lenders to purchase the debentures or could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the debentures. Failure to repay or repurchase tendered debentures will result in an event of default with respect to the debentures.

The additional shares of common stock payable on debentures converted in connection with certain corporate transactions may not adequately compensate you for the lost option time value of your debentures as a result of such corporate transactions.

If certain corporate transactions occur on or prior to July 15, 2009, we will in certain circumstances increase the conversion rate on debentures converted in connection with such corporate transaction by a number of additional shares of common stock. The number of such additional shares of common stock will be determined based on the date on which the corporate transaction becomes effective and the price paid per share of our common stock in the corporate transaction as described below under “Description of the Debentures— Conversion Rights—General.” While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your debentures as a result of such corporate transactions, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the corporate transaction occurs after July 15, 2009 or if the price paid per share of our common stock in the corporate transaction is less than $8.04, there will be no such increase in the conversion rate.

The contingent conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, a holder will not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

If we elect to settle upon conversion in cash or a combination of cash and shares of our common stock, holders may receive no shares of our common stock or fewer shares than the number into which their debentures are convertible and there will be a delay in settlement.

If we elect to satisfy our conversion obligation to holders by paying the cash value of the common stock into which the debentures are convertible or by a combination of cash and shares of common stock, upon conversion of all or a portion of their debentures, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debentures. In addition, there will be a significant delay in settlement and, because the amount of cash and/or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and settlement date, holders will bear the market risk with respect to the value of our common stock for such extended period. Finally, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of the debentures.

A market may not develop for the debentures.

We have not applied and do not intend to apply for listing of the debentures on any securities exchange or for quotation on any automated dealer quotation system. As a result, an active trading market for the debentures may not develop, or, if one does develop, it may not be maintained. If an active market for the debentures fails to develop or is not maintained, the trading price and liquidity of the debentures could decline significantly. In that case, holders may not be able to sell the debentures at a particular time or at a favorable price. The initial purchasers of the debentures have advised us that they currently intend to make a market in the debentures. However, the initial purchasers are not obligated to do so and may discontinue this market-making activity at any time without notice, which could further adversely affect a holder’s ability to sell the debentures or the prevailing trading price at the time of sale.

The debentures may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the debentures will be rated. If the debentures are not rated, one of the conditions to conversion may not be available to holders. Alternatively, if one or more rating agencies rate the debentures and assign the debentures a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the debentures and our common stock would be adversely affected.

The public market for our common stock has been and may continue to be volatile, which could affect the trading prices of the debentures.

The market price of our common stock is highly volatile and could fluctuate significantly in response to various factors, including:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new services or products by our competitors or us;

•	changes in financial estimates by securities analysts;

•	changes in accounting rules, such as expensing employee stock option grants;

•	conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

•	general market conditions and other factors.

In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. Volatility in the market price for our common stock may result in the filing of securities class action litigation. Because the debentures are convertible into shares of our common stock, volatility or depressed market prices for our common stock could have a similar effect on the trading price of the debentures.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline.

We are not restricted from issuing additional common stock during the term of the debentures. Sales of substantial amounts of common stock in the public market after the offering of the debentures, or the perception that these sales may occur, may adversely affect the price of our common stock and, in turn, the debentures. As of June 30, 2004, we had 39,630,775 shares of common stock outstanding and warrants exercisable for 3,333 shares of common stock outstanding. In addition, 10,023,888 shares of common stock were issuable upon exercise of outstanding options and an additional 3,006,180 shares were available under our incentive stock option plans for future grant. The issuance and sale of a significant number of shares of our securities upon the exercise of stock options and warrants, or the sale of a substantial number of shares of stock pursuant to Rule 144 or otherwise, could result in a dilution to each stockholder’s percentage ownership and could adversely affect the market prices of our securities.

The debentures do not restrict our ability to incur additional debt or to take other action that could negatively impact holders of the debentures.

We are not restricted under the terms of the indenture and the debentures from incurring additional indebtedness other than the debentures. In addition, the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure future debt and take a number of other actions that are not limited by the terms of the indenture and the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, we are not restricted from repurchasing subordinated indebtedness or our common stock by the terms of the indenture or the debentures.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Holders of the debentures will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

If you hold the debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but the common stock that you receive upon conversion of the debentures will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures, and in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event an amendment is proposed to our amended and restated certificate of incorporation, as amended, or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the debentures.

Holders of the debentures may convert the debentures into shares of our common stock (or, at our election, cash or a combination of cash and shares of common stock), among other circumstances, if the last reported sale price of our common stock for 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter is more than 130% of the conversion price on that 30th trading day. Until this contingency or other conversion contingency is met, the shares underlying the debentures are not included in the calculation of diluted net income per share. Should any conversion contingency be met, diluted income per share would be expected to decrease as a result of the inclusion of the underlying shares in the income per share calculation. An increase in volatility of the market price of our common stock could cause the condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported diluted income per share. In addition, the Financial Accounting Standards Board is considering the accounting treatment for contingent convertible debt and may, upon such consideration, change the accounting treatment of such contingent convertible debt, including the debentures. Any such change may have retroactive effect and may cause us to report significant dilution after issuance of the debentures.

A change in the accounting treatment of the debentures could have an adverse impact on the market price of our common stock and the debentures.

On July 1, 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board announced that it plans to propose a change in the accounting treatment of contingent convertible securities that if implemented, would in certain circumstances require the full number of shares into which the debentures may be convertible to be immediately included in shares outstanding for purposes of calculating diluted earnings per share. As proposed, the change in accounting treatment would be retroactive. If implemented and if applicable to the debentures, the proposed change could have the effect of reducing our reported earnings per share, which could in turn have an impact on the market price of our common stock and the debentures.

If you are able to resell your debentures, many other factors may affect the price you receive, which may be lower than that which you believe to be appropriate.

If you are able to resell your debentures, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the debentures;

•	ratings, if any, published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the debentures to be sold; and

•	the time remaining to the maturity of your debentures.

As a result of these factors, you may only be able to sell your debentures at prices below those you believe to be appropriate, including prices below the price you paid for them.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions on our common stock, distributions of certain assets and securities, certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock or additional indebtedness convertible into common stock for cash, that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures but does not result in an adjustment to the conversion rate will not occur.

If we adjust the conversion rate, you may have to pay taxes with respect to amounts that you do not receive.

The conversion rate of the debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends, certain change of control transactions and certain other actions by us that modify our capital structure. See “Description of the Debentures—Conversion Rights— General” and “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” If the conversion rate is adjusted and there is a distribution that is taxable to our common stock holders, such as a cash dividend, you will be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive a distribution. If the conversion rate is increased at our discretion or in certain other circumstances (including as a result of certain change of control transactions), such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Change of Control Conversion Rate Adjustments” and “Certain U.S. Federal Income Tax Considerations—U.S. Holders— Constructive Dividends.”

Our quarterly operating results may vary.

Our quarterly operating results have varied in the past, and we expect that our quarterly operating results will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products and services, the sales, service and implementation cycles for our TouchWorks system, document imaging and scanning solutions, and physician education products and services and other factors described above. For example, all other factors aside, sales of our prepackaged medications have historically been highest in the fall and winter months. We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

Because of certain features of the debentures and anti-takeover provisions under Delaware law and in our organizational documents, takeovers may be more difficult, possibly preventing you from obtaining optimal share price.

We are required to increase the conversion rate on the debentures converted in connection with certain change of control transactions that occur on or prior to July 15, 2009, which effectively increases the cost of a takeover of our company. In addition, in the event of a change of control of our company, subject to certain exceptions, holders of the debentures have the right to require us to repurchase in cash all or any portion of their debentures. These features may in certain circumstances make more difficult or discourage such a takeover. Additionally, certain provisions of Delaware law and our amended and restated certificate of incorporation, as amended, and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. For example, our amended and restated certificate of incorporation, as amended, and bylaws provide for a classified board of directors and allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of us.

USE OF PROCEEDS

The selling securityholders will receive all proceeds from the sale of the debentures and the common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or shares of common stock issuable upon conversion of the debentures.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to our fixed charges for each of the periods indicated are as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003 (a)	2003 (a)	2002 (a)	2001 (a)	2000 (a)	1999 (a)
Ratio of earnings to fixed charges	3.3	—	—	—	—	—	—

(a)	We had deficiencies of earnings to fixed charges of $4.9 million for the six months ended June 30, 2003, and $6.3 million, $17.7 million, $472.8 million, $68.5 million and $16.6 million for the years ended 2003, 2002, 2001, 2000 and 1999, respectively. The 2001 deficiency was significantly impacted by our asset impairment charge of $355.0 million that related to the write-down of the carrying value of goodwill and certain intangible assets.

The computation of the ratios of our earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For these ratios, earnings represents income (loss) before taxes, interest income, and other income (expense) plus fixed charges. Fixed charges consist of the portion of rental expense which we believe to be representative of the interest factor.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “MDRX.” The following table sets forth the high and low closing bid prices for our common stock as reported on the Nasdaq National Market during the periods indicated.

	High	Low
Year Ended December 31, 2002
First Quarter	$6.64	$3.05
Second Quarter	6.34	2.94
Third Quarter	3.83	1.90
Fourth Quarter	3.42	2.01
Year Ended December 31, 2003
First Quarter	$2.75	$1.94
Second Quarter	4.49	2.40
Third Quarter	5.18	2.77
Fourth Quarter	5.98	3.94
Year Ending December 31, 2004
First Quarter	$10.00	$5.26
Second Quarter	11.05	7.50
Third Quarter (through September 27, 2004)	8.74	5.29

On January 31, 2004, we had 435 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF THE DEBENTURES

We issued $82,500,000 aggregate principal amount of the debentures under an indenture, dated as of July 6, 2004, between us and LaSalle Bank N.A., a national banking association, as trustee. LaSalle Bank N.A. is also acting as paying agent, conversion agent and calculation agent for the debentures. The terms of the debentures include those provided in the indenture and those provided in the registration rights agreement, dated as of July 6, 2004, between us and the initial purchasers.

The following description is only a summary of some of the provisions of the debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as a holder of the debentures. A copy of each of these documents has been filed as an exhibit to the registration statement, of which this prospectus is a part.

When we refer to “Allscripts Healthcare Solutions, Inc.,” “Allscripts,” “we,” “our” or “us” in this section, we refer only to Allscripts Healthcare Solutions, Inc. and not any of its subsidiaries.

Brief Description of the Debentures

The debentures offered hereby:

•	bear interest at a rate of 3.50% per annum, payable on each July 15 and January 15, beginning January 15, 2005;

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are general unsecured obligations of Allscripts, ranking equally with all of our other existing and future obligations that are unsecured and unsubordinated and, as indebtedness of Allscripts, will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	are convertible into shares of our common stock, cash or a combination of shares of our common stock and cash, at our option, initially at a conversion rate of 88.8415 shares per $1,000 principal amount of debentures (equivalent to an initial conversion price of $11.256 per share), under the conditions and subject to such adjustments as are described below under “—Conversion Rights;”

•	are redeemable for cash at our option in whole or in part beginning on July 20, 2009 upon the terms set forth below under “—Optional Redemption by Us;”

•	are subject to repurchase by us for cash at your option on July 15, 2009, 2014 and 2019 or upon a change of control of Allscripts, upon the terms and at the repurchase price set forth below under “—Repurchase of Debentures at the Option of Holders;”

•	are due on July 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option; and

•	benefit from the provisions of a registration rights agreement and bear liquidated damages if we fail to comply with certain of our obligations under such agreement as set forth below under “—Registration Rights.”

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Allscripts, except to the extent described below under “—Repurchase of Debentures at the Option of Holders—Change of Control Put.”

No sinking fund is provided for the debentures and the debentures will not be subject to defeasance. Except under limited circumstances described below, the debentures will be issued only in registered book-entry form, without coupons, and will be represented by one or more global debentures.

We will maintain an office where the debentures may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be made for any registration of transfer or exchange of debentures, but we may require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We will make all payments on global debentures to The Depository Trust Company, or “DTC,” in immediately available funds.

Ranking

The debentures are our general unsecured obligations and rank equally with all of our other existing and future obligations that are unsecured and unsubordinated. As of June 30, 2004, we had no indebtedness for borrowed money outstanding. The debentures are not guaranteed by any of our subsidiaries, and, accordingly, the debentures are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables. As of June 30, 2004, our subsidiaries had no indebtedness for borrowed money outstanding. Neither we nor our subsidiaries are restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness, including secured indebtedness.

Interest

The debentures bear interest at a rate of 3.50% per annum from July 6, 2004. We will pay interest semiannually on July 15 and January 15 of each year, beginning January 15, 2005, to the holders of record at the close of business on the preceding July 1 and January 1, respectively. There is one exception to the preceding sentence:

•

In general, we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. Instead, accrued interest will be deemed paid by the receipt of cash or common stock by holders on conversion. If you surrender debentures for conversion after a record date for an interest payment but prior to the corresponding interest payment date, you (or, if you are not the record holder of the debentures on that interest payment date, such record holder) will receive on that interest payment date accrued and unpaid interest on those debentures, notwithstanding your conversion of those debentures prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender debentures for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a repurchase date following a change of control that is during such period or (3) any overdue interest exists at the time of conversion with respect to the debentures converted. Accordingly, under these circumstances you will not be required to pay us, at the time that you surrender the debentures for conversion, the amount of interest you will receive on the interest payment date.

Except as provided below, we will pay interest on:

•	global debentures to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those debentures; and

•	any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by a holder of those debentures and such holder provides us with wire transfer instructions at least 10 business days prior to the interest payment date.

At maturity we will pay interest on the definitive debentures at the office we will maintain where the debentures may be presented for registration, transfer, exchange or conversion. This office initially will be the principal corporate trust office of the trustee presently located at 135 S. LaSalle Street, Chicago, IL 60603.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, stated maturity date, redemption date, repurchase date or change of control repurchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after interest payment date, the stated maturity date, redemption date, repurchase date or change of control repurchase date to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

Subject to the conditions and during the periods described below, you may convert any outstanding debentures, initially at a conversion rate of 88.8415 shares per $1,000 principal amount of debentures (equivalent to an initial conversion price of $11.256 per share). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. We will not issue fractional shares of our common stock upon conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price per share of our common stock on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 principal amount and integral multiples thereof. Upon surrender of a debenture for conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “—Payment Upon Conversion.”

If you have exercised your right to require us to repurchase your debentures in the circumstances described below under “—Repurchase of Debentures at the Option of Holders,” you may convert your debentures into our common stock only if you withdraw your repurchase notice or change of control repurchase notice and convert your debentures prior to the close of business on the repurchase date or change of control repurchase date, as applicable.

If you elect to convert your debentures in connection with a transaction described in clause (3) of the definition of change of control as set forth below under “—Conversion Upon Specified Corporate Transactions” that occurs on or prior to July 15, 2009 and 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such change of control transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such change of control transaction. If holders of our common stock receive only cash in such change of control transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such change of control transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted, as described below under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of debentures:

	Stock Price
Effective Date	$8.04	$8.68	$9.33	$9.97	$10.61	$11.26	$12.00	$14.25	$16.50	$18.75	$21.00	$23.25	$25.50	$27.75	$30.00
June 30, 2004	32.6	28.1	24.4	21.4	17.8	15.8	14.8	10.5	7.9	6.2	5.0	4.1	3.4	2.9	2.5
July 15, 2005	31.0	26.3	22.5	19.5	16.9	14.9	12.9	8.9	6.5	5.0	4.0	3.2	2.7	2.3	2.0
July 15, 2006	30.6	25.5	21.6	18.4	15.8	13.7	11.7	7.8	5.5	4.2	3.3	2.7	2.3	1.9	1.7
July 15, 2007	30.4	24.8	20.3	16.7	14.0	11.7	9.7	5.9	4.0	2.9	2.3	1.9	1.6	1.4	1.2
July 15, 2008	28.9	24.1	18.8	14.7	10.6	8.4	6.8	3.3	2.0	1.4	1.1	0.9	0.8	0.7	0.6
July 15, 2009	17.3	13.0	8.9	5.6	3.3	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The stock prices and additional share amounts set forth above are based upon a common stock price of $8.04 at June 29, 2004 and an initial conversion price of $11.256.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is equal to or in excess of $30.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the stock price is less than $8.04 per share (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 124.3781 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

You may surrender any of your debentures for conversion prior to the stated maturity date only under the following circumstances:

Conversion Upon Satisfaction of Market Price Condition

You may surrender any of your debentures for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2004, if the last reported sale price per share of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter is more than 130% of the applicable conversion price of the debentures as of that 30th trading day.

The “last reported sale price” per share of our common stock on any date means the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal United States securities exchange on which our common stock is listed or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated.

“Trading day” means a day during which trading in securities generally occurs on the principal United States securities exchange on which our common stock is listed or, if our common stock is not listed on a United States national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded or quoted.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender any of your debentures for conversion during the five business day period immediately following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures for each day of such measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such day and the applicable conversion rate of the debentures on such day. However, you may not convert your debentures in reliance on this subsection after July 15, 2019 if on any trading day during the measurement period the last reported sale price of shares of our common stock was between 100% and 130% of the applicable conversion price of the debentures on such day.

The “trading price” of a debenture on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $1,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $1,000,000 principal amount of the debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the “last reported sale price” per share of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

You may surrender for conversion any of your debentures that have been called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the debentures are not otherwise convertible at that time.

Conversion Upon Specified Corporate Transactions

(1) Certain Distributions

In the event:

•	we distribute to all holders of shares of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of distribution, shares of our common stock at less than the last reported sale price per share of our common stock on the business day immediately preceding the announcement date of such distribution, or

•	we elect to distribute to all holders of shares of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the last reported sale price per share of our common stock on the business day immediately preceding the announcement date of such distribution, then at least 20 days prior to the ex-dividend date for the distribution, we must notify the holders of the debentures of the occurrence of such event. Once we have given that notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the exdividend date or the date of our announcement that the distribution will not take place. However, no holder may surrender such holder’s debentures for conversion and no adjustment to the applicable conversion rate will be made if we provide that holders of debentures will participate in the distribution without conversion or in certain other cases. The “ex-dividend date” is the first date upon which a sale of shares of our common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

(2) Certain Corporate Transactions

If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof (if a holder has the right to put the debenture as described under “— Repurchase of the Debentures at the Option of Holders—Change of Control Put” below), or

•	a “change of control” occurs pursuant to clause (3) of the definition thereof (regardless of whether a holder has the right to put the debentures as described under “—Repurchase of the Debentures at the Option of Holders—Change of Control Put”), then a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction (or, if such transaction also leads to put rights under “—Repurchase of the Debentures at the Option of Holders—Change of Control Put,” then until the repurchase date). We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction to the extent practicable).

If you elect to convert your debentures in connection with the transaction described in the second bullet point above that occurs on or prior to July 15, 2009 and 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the corporate transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate by the additional shares as described above under “—Conversion Rights—General.”

If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. Any increase in the conversion rate by the additional shares as described above under “—Conversion Rights—General” will not be payable in shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities or other property into which the additional shares would convert into in the transaction from the surviving entity (or an indirect or direct parent thereof).

If the corporate transactions described in the bullet points above occur, the holder can, subject to certain conditions, require us to repurchase all or a portion of its debentures as described under “—Repurchase of the Debentures at the Option of Holders—Change of Control Put.”

Conversion Procedures

By delivering to the holder the number of shares issuable upon conversion or the amount of cash determined as set forth below under “—Payment Upon Conversion,” together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited.

You will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of our common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

To convert a definitive debenture, you must do each of the following:

•	complete the conversion notice on the back of the debentures (or a facsimile thereof),

•	deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent,

•	furnish appropriate endorsement and transfer documents,

•	pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described above under “—Interest,” and

•	pay all taxes or duties, if any, as described above.

To convert interests in a global debenture, you must comply with the last three bullets above and deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

The “conversion date” will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the debentures are converted, or a bookentry transfer through DTC for the number of full shares of our common stock into which any debentures are converted, and/or the amount of cash determined as set forth below under “—Payment Upon Conversion,” (and cash in lieu of any fractional shares) will be delivered to you as soon as practicable on or after the conversion date.

Payment Upon Conversion

Conversion on or Prior to the Final Notice Date. In the event that we receive your conversion notice on or prior to the day that is 20 days prior to the stated maturity date or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

If we choose to satisfy all or any portion of our obligation to deliver shares of our common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following our receipt of your conversion notice (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of our common stock otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (“conversion retraction period”). If we do not make such election, you may not make any such retraction and your conversion notice will be irrevocable.

Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you, for each $1,000 original principal amount of debentures, a number of shares equal to the applicable conversion rate (plus, any additional shares as described under “—Conversion Rights —General”); provided that if on the date we receive your conversion notice (x) you hold debentures that are neither registered under the Securities Act of 1933, as amended (the “Securities Act”) nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act and (y) there exists a registration default as defined below under “—Registration Rights,” in lieu of liquidated damages, the applicable conversion rate shall be multiplied by 103% (including for purposes of calculations pursuant to clause (ii) of the last bullet of this paragraph). We will pay cash for all fractional shares of common stock, as described above under “—Conversion Rights —General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you, for each $1,000 principal amount of debentures, cash in an amount equal to the product of the applicable conversion rate (plus, any additional shares as described under “—Conversion Rights —General”) and the average last reported sale price per share of our common stock for the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you, for each $1,000 original principal amount of debentures, such cash amount (the “cash amount”) and a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% (if, however, you convert your debentures under “—Conversion Upon Specified Corporate Transactions” and you are entitled to additional shares, then 20%) of the cash amount, divided by (y) the last reported sale price per share of our common stock on such day. We will pay cash for all fractional shares of common stock, as described above under “—Conversion Rights —General.”

The “cash settlement averaging period” means the 20 trading-day period beginning the day after the expiration of the conversion retraction period. If, however, you convert your debentures under “—Conversion Rights —Conversion Upon Specified Corporate Transactions” and you are entitled to additional shares, the cash settlement averaging period shall be the five trading-day period ending prior to but not including the effective date of the corporate transaction.

If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. If we choose to satisfy all or any portion of the conversion obligation in cash and the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the last day of the cash settlement averaging period.

Our Right to Irrevocably Elect Payment. At any time prior to the stated maturity date, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the debentures converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures. If we make such election, we will not have to make any further election prior to the final notice date (and we will not deliver any further notice thereof following the conversion date), and the description set forth below under “—Payment Upon Conversion—Conversion after the Final Notice Date” shall not be applicable.

In the event that we receive your conversion notice after the date of such election, your conversion notice will not be retractable, and settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Payment Upon Conversion—Conversion on or Prior to the Final Notice Date” except that:

•	the “cash settlement averaging period” shall be the 20 trading-day period beginning on the day after we receive your conversion notice, and

•	the “cash amount” shall be the lesser of (i) (x) the number of shares of our common stock, calculated as set forth in the first bullet of settlement amounts above, multiplied by (y) the average last reported sale price per share of our common stock during the cash settlement averaging period and (ii) 100% of the principal amount of a debenture.

Conversion after the Final Notice Date. In the event that we receive your conversion notice after the final notice date and we elect to satisfy all or any portion of the conversion obligation in cash, then we will not send individual notices of such election. Instead, we will send, on or prior to the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). If we receive your conversion notice after the final notice date, you will not be allowed to retract the conversion notice. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Payment Upon Conversion—Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the 10 trading-day period beginning on the day after we receive your conversion notice. If we do not elect to satisfy all or any portion of the conversion obligation in cash, then settlement will occur on the third business day following the conversion date.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) the payment to all holders of our common stock of dividends and other distributions on our common stock payable exclusively in shares of our common stock;

(2) the distribution to all holders of our common stock of rights or warrants (other than pursuant to any dividend reinvestment or share purchase plan) that entitle the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at a price per share less than the last reported sale price per share of our common stock on the record date for the determination of shareholders entitled to receive the rights or warrants;

(3) subdivisions or combinations of our common stock;

(4) distributions to all holders of our common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding any dividend, distribution or issuance covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash) the applicable conversion rate will be increased by multiplying the applicable conversion rate by a fraction,

(a) the numerator of which is the current market price per share of our common stock plus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of our common stock, and

(b) the denominator of which is the current market price per share of our common stock.

The “current market price” per share of our common stock on any day means the average of the last reported sale price for the first 20 consecutive trading days from, and including, the ex-dividend date for such dividend or distribution.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the fair market value of the securities so distributed will be based on the average of the last reported sales prices of those securities (where such last reported sale prices are available) for each of the 20 trading days commencing on and including the fifth trading day after the ex-dividend date for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted;

(5) we make distributions consisting exclusively of cash to all holders of our common stock, excluding (a) any dividend or distribution on our common stock paid after July 15, 2009 to the extent that the aggregate amount of such payment per share of common stock in any twelve month period does not exceed 5% of the average of the last reported sale price of the common stock during the 10 trading days immediately prior to the declaration date for such dividend or distribution and (b) any dividend or distribution in connection with our liquidation, dissolution or winding up, the applicable conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

(i) the numerator of which will be the current market price of our common stock plus the amount per share of such dividend or distribution and

(ii) the denominator of which will be the current market price of our common stock.

If an adjustment is required to be made under this clause (5) after July 15, 2009 as a result of a distribution that is a dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a dividend, the adjustment would be based upon the full amount of the distribution; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

(a) the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price per share of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

(b) the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price per share of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4), (5) or (6) above, in no event will the applicable conversion rate exceed 124.3781 per $1,000 principal amount of debentures, subject to adjustment pursuant to clauses (1), (2) and (3) above.

To the extent that we have a rights plan that is in effect upon conversion of the debentures into common stock, the holder will receive, in addition to shares of our common stock, the rights under the rights plan unless, prior to the conversion date, the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities as described in clause (4) above.

If rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants that were exercised.

In addition to these adjustments, we may, from time to time, to the extent permitted by applicable law and the listing requirements of the Nasdaq National Market (and any other exchange on which the shares of our common stock are then listed), increase the applicable conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of capital stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and the listing requirements of the Nasdaq National Market (and any other exchange on which the shares of our common stock are then listed), increase the applicable conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures at least 15 days’ notice of such an increase in the applicable conversion rate.

No holder may surrender such holder’s debentures for conversion and no adjustment to the applicable conversion rate will be made if the holder will otherwise participate in the distribution without conversion.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	upon the issuance of any shares of our common stock pursuant to conversion of the debentures;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest or liquidated damages, if any.

All calculations relating to conversion shall be made to the nearest cent or the nearest 1/10,000th of a share.

The holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in connection with the adjustment of the conversion rate. In addition, for non-U.S. holders of debentures, this deemed distribution may be subject to U.S. federal withholding tax requirements. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends.”

Payment at Maturity

Each holder of $1,000 principal amount of the debentures shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest, and liquidated damages, if any. We will pay principal on:

•	global debentures to DTC in immediately available funds; and

•	any definitive debentures at our office or agency in Chicago, Illinois, which initially will be the office or agency of the trustee.

Optional Redemption by Us

Prior to July 20, 2009, the debentures will not be redeemable at our option. Beginning on July 20, 2009, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest and liquidated damages, if any, on the debentures to but not including the redemption date. However, if a redemption date falls between a record date and the corresponding interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the debentures on the applicable record date instead of the holders of the debentures we redeem on such redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of debentures. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

Optional Put

On July 15, 2009, July 15, 2014 and July 15, 2019 (each, a “repurchase date”), holders may require us to repurchase for cash any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest and liquidated damages, if any, to but excluding the repurchase date. However, if the repurchase date falls on an interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the debentures on the applicable record date instead of the holders surrendering the debentures for repurchase on such date.

Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•	the certificate numbers of the holder’s debentures to be delivered for repurchase;

•	the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in definitive form, the repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice shall state:

•	the certificate numbers of the holder’s debentures being withdrawn;

•	the principal amount of debentures being withdrawn; and

•	the principal amount of the debentures, if any, that remain subject to the repurchase notice.

If the debentures are not in definitive form, the withdrawal notice must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the repurchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder either effecting book-entry transfer of the holder’s debentures or delivering the definitive debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid following the later of (i) the business day following the repurchase date and (ii) the time of delivery of the definitive debentures, together with such endorsements.

If, on the business day following the repurchase date, the paying agent holds cash sufficient to pay the repurchase price of the debentures for which a repurchase notice has been given and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest and liquidated damages, if any, on the debentures will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon transfer or delivery of the debentures.

Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. See “Risk Factors – We may be unable to repurchase the debentures at the option of the holder or upon a change of control.” No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

Change of Control Put

If a change of control, as described below, occurs, you will have the right on the change of control repurchase date (subject to certain exceptions set forth below) to require us to repurchase for cash all of your debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a change of control repurchase price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest and liquidated damages, if any, on the debentures to but not including the change of control repurchase date. However, if the change of control repurchase date falls between a record date and the corresponding interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the debentures on the applicable record date instead of the holders surrendering the debentures for repurchase on such date. Notwithstanding the foregoing, if we incur other senior debt, we may be required to offer to repurchase such other senior debt on a pro rata basis with the debentures, upon a change of control, if similar change of control offers are required by our other senior debt.

Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right and the procedures that holders must follow to require us to repurchase their debentures as described below. The change of control repurchase date specified by us will be 30 days after the date on which we give you this notice.

We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all debentures validly tendered and not withdrawn under such change of control offer.

The change of control repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the change of control repurchase date and must state:

•	the certificate numbers of the holder’s debentures to be delivered for repurchase;

•	the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in definitive form, the change of control repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any change of control repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the change of control repurchase date. The withdrawal notice shall state:

•	the certificate numbers of the holder’s debentures being withdrawn;

•	the principal amount of debentures being withdrawn; and

•	the principal amount of debentures, if any, that remain subject to the change of control repurchase notice.

If the debentures are not in definitive form, the notice of withdrawal of a change of control repurchase notice must comply with appropriate DTC procedures.

A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

(1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock then outstanding entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

(3) consummation of our consolidation or merger with or into any other person (other than one or more of our subsidiaries), any merger of another person (other than one or more of our subsidiaries) into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person (other than one or more of our subsidiaries), other than:

•	any transaction pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation or form of organization and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares or other equity interests of the surviving entity or a direct or indirect parent of the surviving entity.

However, notwithstanding the foregoing, you will not have the right to require us to repurchase your debentures if at least 90% of the consideration received by our stockholders in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with a change of control, and, as a result of the transaction or transactions, the debentures become convertible into that common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

If, on the change of control repurchase date, the paying agent holds cash sufficient to pay the change of control repurchase price of the debentures for which a change of control repurchase notice has been given and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the change of control repurchase date, the debentures will cease to be outstanding and interest and liquidated damages, if any, on the debentures will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change of control repurchase price upon delivery of the debentures.

The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control repurchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by the terms of, our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the change of control repurchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. No debentures may be repurchased at the option of holders upon a change of control if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

The change of control purchase feature of the debentures, as well as the feature that requires us to increase the conversion rate on the debentures converted in connection with certain change of control transactions that occur on or prior to July 15, 2009 as described above under “—Conversion Rights—General,” may in certain circumstances make more difficult or discourage a takeover of our company. These features, however, are not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions. Instead, these features are standard terms contained in securities similar to the debentures.

Merger and Sales of Assets

The indenture provides that, subject to the exception discussed below, we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all of our obligations under the debentures and the indenture; and

•	neither we nor such person is then or immediately after giving effect to such transaction in default under the indenture.

The occurrence of certain of the foregoing transactions could constitute a change of control.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	default in our obligation to deliver shares of our common stock, cash or a combination of shares of our common stock and cash upon conversion of any debentures;

•	default in our obligation to repurchase debentures at the option of holders or following a change of control;

•	default in our obligation to notify when due holders of debentures of a change of control;

•	default in our obligation to redeem debentures after we have exercised our redemption option;

•	default in our obligation to pay the principal amount of the debentures at maturity, when due and payable;

•	default in our obligation to pay any interest or liquidated damages when due and payable, and continuance of such default for a period of 30 days past the applicable due date;

•	our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after our receipt of written notice of such failure, requiring us to remedy the same so long as such notice shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of ours or our designated subsidiaries in an aggregate amount of $25,000,000 or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the debentures then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

A “designated subsidiary” means any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default known to it, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.

If certain events of default specified in the last bullet point above occur and are continuing, then the principal amount of the debentures plus any accrued and unpaid interest and liquidated damages, if any, through such date shall automatically become immediately due and payable. If any other event of default occurs and is continuing (the default not having been cured or waived as provided below under “—Modification and Waiver”), the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable on the principal amount of the debentures plus any accrued and unpaid interest and liquidated damages, if any, through such date, and the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for any amounts in excess of par plus accrued and unpaid interest (including additional amounts, if any).

No holder of debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

•	change the stated maturity date of any debenture or the payment date of any installment of interest or liquidated damages payable on any debentures;

•	reduce the principal amount of, or any interest, liquidated damages, redemption price, repurchase price or change of control repurchase price on, any debenture;

•	impair the right of a holder to convert any debenture or reduce the number of shares of our common stock or any other property receivable upon conversion;

•	change the currency of payment of such debentures or interest or liquidated damages thereon;

•	alter the manner of calculation or rate of accrual of interest or liquidated damages on any debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any debenture;

•	modify our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders (including after a change of control);

•	modify the redemption provisions of the indenture in a manner adverse to the holders of debentures;

•	reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of debentures outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debentures outstanding at the time.

Changes Requiring No Approval

The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

•	adding guarantees with respect to the debentures or securing the debentures;

•	adding to our covenants or the events of default for the benefit of the holders of debentures;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the applicable conversion rate, provided that the increase will not adversely affect the interests of the holders of debentures;

•	establishing the form of debentures if issued in definitive form;

•	evidencing and providing for the acceptance of the appointment under the indenture of a successor trustee;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

•	curing any ambiguity, correcting any inconsistency or supplementing any defective provision contained in the indenture so long as such action will not adversely affect the interests of the holders of debentures in any material respect, it being understood that any amendment made solely to conform the provisions of the indenture to the description of the debentures in this prospectus will not be deemed to adversely affect the interests of the holders of the debentures; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not materially adversely affect the interests of the holders of debentures.

Registration Rights

On July 6, 2004, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the debentures. Pursuant to the agreement, we agreed, at our expense:

•	to file with the SEC not later than November 3, 2004, a registration statement on such form as we deem appropriate covering resales by holders of all debentures and the common stock issuable upon conversion of the debentures;

•	to use our commercially reasonable efforts to cause such registration statement to become effective not later than February 1, 2005; and

•	to use our commercially reasonable efforts to keep the registration statement effective until the earliest of:

(1) the second anniversary of the last date of original issuance of any of the debentures;

(2) the date when the non-affiliate holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; or

(3) the date when all of the debentures and the common stock issuable upon conversion of the debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

In connection with filing the shelf registration statement, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement became effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and the common stock issuable upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period, if:

•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we determine in good faith that the disclosure of this material non-public information would be seriously detrimental to us and our subsidiaries.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension.

We refer to each of the following as a registration default:

•	the registration statement has not been filed prior to or on November 3, 2004; or

•	the registration statement has not been declared effective prior to or on February 1, 2005, which is referred to as the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within 10 business days (or, if the suspension period is then in effect, the fifth business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period described in the preceding paragraph by the 45th or 60th day, as the case may be, or (3) if suspension periods exceed an aggregate of 120 days in any 360-day period.

If a registration default occurs (other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock), cash liquidated damages will accrue on the debentures that are, in each case, transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on each July 15 and January 15, commencing on January 15, 2005, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a debenture from and after the 91st day following such registration default. In no event will liquidated damages accrue at a rate per year exceeding 0.50%.

If a holder converts some or all of its debentures into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock, but will receive additional shares upon conversion (except to the extent we elect to deliver cash upon conversion). If a registration default with respect to the common stock occurs after a holder has converted its debentures into shares of our common stock, such holder will not be entitled to any compensation with respect to such shares of our common stock.

Form, Denomination and Registration

Denomination and Registration. The debentures are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Global Debentures. Debentures are evidenced by one or more global debentures deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global debentures directly through DTC if such holder is a participant in DTC or indirectly through organizations that are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global debentures, Cede & Co. for all purposes will be considered the sole holder of the global debentures. Except as provided below, owners of beneficial interests in the global debentures:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global debentures.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, interest and liquidated damages, if any, on the global debentures to Cede & Co., the nominee of DTC, as the registered owner of the global debentures. None of Allscripts, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global debentures to owners of beneficial interests in the global debentures.

It is DTC’s current practice, upon receipt of any payment of principal, interest or liquidated damages, if any, on the global debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. You may wish to contact your broker or other direct or indirect DTC participant to obtain information on how notices of significant events such as redemptions will be transmitted to you.

A holder that would like to convert debentures into common stock pursuant to the terms of the debentures should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests and effecting delivery of such debentures on DTC’s records.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a holder to pledge its interest in the debentures represented by global debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Allscripts nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global debentures are credited and only for the principal amount of the debentures for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause debentures to be issued in definitive form in exchange for the global debentures. In addition, beneficial interests in a global debenture may be exchanged for definitive debentures upon request by or on behalf of DTC in accordance with customary procedures. None of Allscripts, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global debentures. To the extent permitted by DTC, we may determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures, in which case we will issue certificates in definitive form in exchange for the global debentures.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

LaSalle Bank N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the debentures. LaSalle Bank N.A. is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of Debentures

We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the trading prices of the debentures and of our common stock, the amount of accrued interest payable on the debentures and the applicable conversion rate and applicable conversion price of the debentures. We or our agents will make all of these calculations in good faith, and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of these calculations without independent verification.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended, and bylaws is a summary and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended, and bylaws.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Subject to any preferential rights of holders of any outstanding preferred stock, holders of our common stock are entitled to:

Dividends. Holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available therefor.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors then standing for election.

Preemptive and Subscription Rights, Redemption and Conversion. Under our amended and restated certificate of incorporation, as amended, and bylaws, holders of our common stock have no preemptive or subscription rights and no right to redeem their common stock or convert their common stock into any other securities.

Liquidation, Dissolution and Winding-Up. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities.

Preferred Stock

Our board of directors is authorized, without further approval by our stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series. Our board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions applicable to those shares.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could also delay, defer or prevent a change of control of us or otherwise adversely affect the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is LaSalle Bank N.A.

The Nasdaq National Market Listing

Our common stock is traded on the Nasdaq National Market under the symbol “MDRX.”

Specific Provisions of Our Charter and Bylaws and Delaware Law

Amended and Restated Certificate of Incorporation, as Amended; Bylaws

Board of Directors. Our amended and restated certificate of incorporation, as amended, and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Our amended and restated certificate of incorporation, as amended, and bylaws further provide that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class. Our amended and restated certificate of incorporation, as amended, and bylaws provide that vacancies on the board may be filled only by the affirmative vote of the remaining directors then in office.

Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.

Special Meeting Requirements; Stockholder Action. Our amended and restated certificate of incorporation, as amended, and bylaws require that special meetings of stockholders be called only at the request of a majority of our board of directors, the chairman of our board of directors or our president. In addition, our amended and restated certificate of incorporation, as amended, and bylaws provide that our stockholders may only take action at a duly called meeting and not by written consent.

Consideration of Constituencies. Our amended and restated certificate of incorporation, as amended, allows our board of directors, to the extent permitted by law, to consider all factors it deems relevant, including the effects on our employees, suppliers and customers and the communities in which we operate, in determining whether an acquisition proposal is in our best interests and the best interests of our stockholders.

Limitation of Liability; Indemnification. Our amended and restated certificate of incorporation, as amended, provides that we may, subject to some limitations, indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. Our amended and restated certificate of incorporation, as amended, also provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

These provisions may deter a hostile takeover or delay a change of control of us.

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are both directors and officers and shares which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person (and the affiliates and associates of such person) who (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Registration Rights Agreement

We entered into a registration rights agreement dated as of June 18, 1999 with certain holders of our common stock, pursuant to which those holders may, subject to the terms of the registration rights agreement, require us, up to three times, but no more than once in any continuous six-month period, to register sales of all or part of the common stock they hold from time to time. As of the date of this prospectus, the holders have exercised their right to require us to register their shares of common stock one time. In addition, we have also granted the holders piggyback registration rights in connection with registered offerings of common stock that we propose. The holders have agreed not to require us to include any of their shares of our common stock in the registration statement, of which this prospectus is a part. The registration rights agreement terminates as to a holder when the holder is free to sell all of the shares of common stock held by the holder pursuant to Rule 144(k) under the Securities Act or a comparable exemption from registration.

We have agreed to bear all expenses incurred in connection with the first registration requested by the holders and all piggyback registrations, other than underwriting commissions. In addition, we have agreed to indemnify the persons whose shares we register pursuant to the registration rights agreement, each underwriter, each other person who participates in the offering and each other person who controls such offerors, underwriters or other participating persons against certain liabilities, including liabilities under the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the debentures and the common stock into which the debentures may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect). There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the debentures or the common stock into which the debentures may be converted. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding debentures or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell debentures or common stock under the constructive sale provisions of the Code) may be subject to special rules.

The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law applicable to the holders of the debentures and common stock into which the debentures may be converted. In addition, this discussion is limited to purchasers of debentures who hold the debentures and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the debentures (and we take the position that the debentures are properly classified) as indebtedness for U.S. federal income tax purposes. All prospective purchasers of the debentures are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the debentures and the common stock in their particular situations.

As used herein, the term “U.S. Holder” means a beneficial holder of a debenture or common stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or an entity treated as a corporation, formed under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any beneficial owner of a debenture or common stock other than a U.S. Holder, a foreign partnership or a domestic partnership.

This discussion does not consider the U.S. federal income tax consequences of the holding or the disposition of the debentures or the common stock by a partnership. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the debentures or common stock into which the debentures may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the debentures or common stock into which the debentures may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures and common stock into which the debentures may be converted.

U.S. Holders

Interest

Interest on the debentures will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes.

Liquidated Damages

In certain circumstances, we may be obligated to pay liquidated damages in the event of a registration default (as described above under “Description of the Debentures—Registration Rights”). These damages are likely to be treated as interest for U.S. federal income tax purposes and may result in application of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payments will be made is remote or incidental (within the meaning of applicable Treasury regulations) and therefore that the debentures are not subject to the rules governing contingent payment debt instruments. Under our position, payments of liquidated damages will generally be taxable to a U.S. Holder as additional ordinary income when received or accrued, according to such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the debentures were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a debenture as ordinary income rather than capital gain and might be required to accrue interest income based upon a “comparable yield,” even if such U.S. Holder is a cash method taxpayer. Such comparable yield generally will be higher than the stated coupon on the debentures.

Amortizable Bond Premium

If a U.S. Holder purchased a debenture in a secondary market transaction for an amount in excess of, in general, the debenture’s principal amount, such U.S. Holder will be considered to have purchased such debenture with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder’s yield. A U.S. Holder that elects to amortize bond premium must reduce the tax basis in a debenture by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Market Discount

If a U.S. Holder acquires a debenture in a secondary market transaction for an amount that is less than, in general, the debenture’s principal amount, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, any such debenture (or on the disposition of any common stock acquired upon conversion of such debenture) as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry a debenture with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a debenture will be increased by the amount of market discount included in such U.S. Holder’s income under such election. U.S. Holders of debentures with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of debentures.

Conversion of Debentures into Solely Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common stock except with respect to (i) cash received in lieu of a fractional share of common stock and (ii) common stock received with respect to accrued interest not previously included in income, which will be taxable as ordinary income. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the debenture converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash and increased by the amount of accrued interest, if any, at the time of conversion to the extent not already included in basis). The holding period of such common stock received on conversion will generally include the period during which the converted debentures were held prior to conversion. However, the holding period for that portion of the common stock issued with respect to accrued interest will begin on the day after the date of conversion.

Conversion of Debentures into Cash or Common Stock and Cash

In contrast to a conversion of a debenture into shares of common stock, a conversion into cash or a combination of common stock and cash will cause a U.S. Holder to recognize gain for U.S. federal income tax purposes. Because we, and not holders, can choose the type and mix of consideration to deliver upon conversion, such gain recognition will not be within the control of the U.S. Holder. However, in any case in which we elect to deliver cash (other than cash in lieu of fractional common shares) upon conversion, holders may retract their conversion notices within the conversion retraction period. See “Description of the Debentures—Conversion Rights,” above.

If a U.S. Holder converts a debenture and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the debenture, having the consequences for the holder described below under “—Sale, Exchange, Redemption or Retirement of the Debentures.”

If a U.S. Holder converts a debenture and we deliver a combination of common stock and cash, and such cash is not merely received in lieu of a fractional share of common stock, the tax treatment to the holder is uncertain. For U.S. federal income tax purposes, the transaction will be treated as an exchange of the debenture for a combination of cash and common stock. Assuming the debenture is a “security” for U.S. federal income tax purposes, which is likely, a holder will generally be required to recognize the gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (i.e., the excess, if any, of the fair market value of the common stock received plus the cash received (other than any common stock or cash received with respect to accrued interest) over the adjusted tax basis in the debenture exchanged therefor)

and (ii) the cash received (other than cash received with respect to accrued interest). Such gain generally will be long-term capital gain if the holder held the debenture for more than one year at the time of the exchange. See “—Sale, Exchange, Redemption or Retirement of the Debentures,” below. In addition, the holder will be required to recognize any accrued interest not previously included in income as ordinary income. The holder’s adjusted tax basis in the common stock received will generally equal the adjusted tax basis in the debenture exchanged, decreased by the cash received (other than cash received with respect to accrued interest) and increased by the amount of gain recognized and the amount of any accrued interest deemed paid by the receipt of common stock on conversion. The holder’s holding period in the common stock received upon exchange of the debentures generally will include the holding period of the debenture so exchanged. However, the holding period for that portion of the common stock attributable to accrued interest will begin on the day after the date of conversion.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the debenture and taxed in the manner described under “—Sale, Exchange, Redemption or Retirement of the Debentures,” below. In such case, the holder’s basis in the debenture would be allocated pro rata between the common stock received and the portion of the debenture that is treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the debenture, except to the extent such common stock is attributable to accrued interest, in which case the holding period would begin on the day after the date of conversion.

U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

Constructive Dividends

The conversion price of the debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the holders of the debentures as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders and qualified dividend income treatment in the case of individual holders, discussed below) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of debentures in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. In the case of such constructive dividend distribution, U.S. Holders may recognize income even though they do not receive any cash or property as a result of such adjustments. If we were to make distributions of stock or rights to subscribe for our common stock, adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which would have the effect of preventing dilution in the interest of the holders of the debentures, however, would generally not be considered to result in a constructive dividend distribution.

Change of Control Conversion Rate Adjustments

We are required to increase the conversion rate on the debentures converted in connection with certain change of control transactions that occur on or prior to July 15, 2009 (as described above under “Description of the Debentures—Conversion Rights—General”). The U.S. federal income tax treatment of such a change in conversion rate is unclear. We intend to take the position that the additional consideration resulting from such a change in conversion rate should be included in the amount realized by the holder on the conversion of the debentures. See “—Conversion of Debentures into Common Stock” and “—Conversion of Debentures into Cash or Common Stock and Cash.” Alternatively, the change in conversion rate might be viewed as a constructive distribution under Section 305 of the Code and taxed in the manner described under “—Constructive Dividends” above. Finally, the change in conversion rate may be deemed to give rise to additional interest income, resulting in potential application of the Treasury regulations governing contingent payment debt instruments described in “—Liquidated Damages” above. We intend to take the position that the change in control feature will not result in application of such Treasury Regulations. Prospective purchasers of the debentures are advised to consult their own tax advisors regarding the proper U.S. federal income tax treatment of any change of control conversion rate adjustment.

Sale, Exchange, Redemption or Retirement of the Debentures

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of debentures, measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the debentures. A U.S. Holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder, reduced (but not below zero) by any principal payments received by such holder and any amortization of premium such holder has taken into account, and increased by any market discount previously included in income in respect of such debenture. Except as discussed above under the heading “Market Discount,” gain or loss realized on the sale, exchange, retirement or other disposition of a debenture generally will be long-term capital gain or loss if at the time of the disposition the debenture has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income (generally 15% for most gains recognized in taxable years beginning on or before December 31, 2008). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

The Common Stock

Distributions, if any, paid on the common stock, to the extent made from our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary dividend income, which may qualify for a dividends-received deduction (in the case of corporate holders) or as qualified dividend income (in the case of individual holders). Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the common stock, and, thereafter, as capital gain from the sale or exchange of such common stock.

Qualified dividend income received in taxable years beginning on or before December 31, 2008 is subject to tax at the rates applicable to adjusted net capital gain. Qualified dividend income does not include dividends received on stock with respect to which the U.S. Holder has not met a minimum holding-period requirement or to the extent the U.S. Holder is obligated to make related payments with respect to substantially similar or related property (e.g., in a short sale of such stock). The availability of the dividends received deduction is similarly limited.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount of cash and the fair market value of any property received upon such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Except as discussed above under the heading “Market Discount,” such gain or loss will generally be long-term capital gain or loss if the holder has held the common stock for more than one year.

Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax, as discussed above under “—Sale, Exchange, Redemption or Retirement of the Debentures.” A U.S. Holder’s adjusted tax basis and holding period in common stock received upon a conversion of a debenture are determined as discussed above under “—Conversion of Debentures into Common Stock” and “—Conversion of Debentures into Cash or Common Stock and Cash.” The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above). For purposes of this discussion, interest, dividends and gain on the sale, exchange or other disposition of a debenture or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. This discussion assumes and we take the position that payments of liquidated damages will constitute payments of interest for U.S. federal income tax purposes. See “U.S. Holders—Liquidated Damages.”

Interest

Generally any interest paid to a Non-U.S. Holder of a debenture that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as “portfolio interest.” Generally interest on the debentures will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a “controlled foreign corporation” with respect to which we are directly or indirectly a “related person” within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. person and does not have actual knowledge or reason to know such statement is false. To satisfy the qualifying statement requirements referred to in (ii) above, the beneficial owner of a debenture must provide a properly executed IRS Form W-8BEN (or appropriate substitute form) prior to payment of interest.

The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates, rather than being subject to withholding at the 30% or treaty reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a debenture that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

In general, dividends paid to a Non-U.S. Holder of common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the debentures, see “—U.S. Holders—Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W- 8ECI (or appropriate substitute form), as applicable, with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax described above. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of debentures into common stock. However, cash received if a Non-U.S. Holder converts a debenture and receives cash or a combination of common stock and cash (see “Description of the Debentures—Conversion Rights”), and cash received in lieu of a fractional share, may give rise to gain subject to the rules described under “—Sale, Exchange, Redemption or Retirement of Debentures or Common Stock” below. In addition, to the extent there is accrued but unpaid interest at the time of conversion, the conversion may give rise to interest income subject to the rules described under “—Interest” above.

Sale, Exchange, Redemption or Retirement of Debentures or Common Stock

Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a debenture or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the debenture or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States) or (iv) we are or have been during the last five years a “United States real property holding corporation” within the meaning of Section 897 of the Code. We do not believe that we are currently a U.S. real property holding corporation within the meaning of Section 897 of the Code or that we will become one in the future. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to a Non-U.S. Holder if it holds, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest or dividends to U.S. Holders of debentures or common stock and the proceeds from a sale or other disposition of debentures or common stock by a U.S. Holder. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.

Information returns will be filed with the IRS in connection with payments on the debentures and on the common stock to a Non-U.S. Holder. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the debentures or common stock and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the debentures and on the common stock or on the proceeds from a sale or other disposition of the debentures or common stock. The certification procedures required to claim the exemption from withholding tax on interest and dividends described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which a Non-U.S. Holder resides.

Any amounts withheld from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the debentures and the common stock, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

The debentures were originally issued by us and sold to Banc of America Securities LLC, WR Hambrecht & Co, LLC, William Blair & Company, L.L.C., SunTrust Capital Markets, Inc., Jefferies Broadview, a division of Jefferies & Company, Inc., and Piper Jaffray & Co., as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act. The initial purchasers then resold the debentures to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act.

Selling securityholders, including their respective transferees, pledgees, donees or other successors-in-interest, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common stock issuable upon conversion of the debentures. Only those debentures and shares of common stock issuable upon conversion of the debentures listed below or in any prospectus supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

Set forth below are the names of each selling securityholder, the principal amount of debentures and shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information supplied to us by or on behalf of the selling securityholders on or prior to September 27, 2004. The selling securityholders may offer and sell any or all of the debentures and the common stock issuable upon conversion of the debentures listed below. Accordingly, we cannot estimate the amount of debentures or shares of common stock that will be held by the selling securityholders upon completion of the offering. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their debentures since the date on which they provided the information presented in the table.

The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $82,500,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of 88.8415 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 39,630,775 shares of common stock outstanding on June 30, 2004.

Information about the selling securityholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

Name	Principal Amount of Debentures That May Be Offered	Percentage of Debentures Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Akela Capital Master Fund, Ltd.	$6,000,000	7.27%	533,049	533,049	*
Allstate Insurance Company	1,250,000	1.52%	111,052	111,052	*
Arbitex Master Fund L.P.	6,000,000	7.27%	533,049	533,049	*
Bancroft Convertible Fund, Inc.	500,000	*	44,421	44,421	*
Basso Multi-Strategy Holding Fund Ltd.	1,500,000	1.82%	133,262	133,262	*
BNP Paribas Equity Strategies, SNC	1,161,000	1.41%	104,532	103,145	*
Boilermakers Blacksmith Pension Trust	1,500,000	1.82%	133,262	133,262	*
BP Amoco PLC Master Trust	104,000	*	9,240	9,240	*
BTOP-Multi-Strategy Master Portfolio LTD	60,000	*	5,330	5,330	*
Calamos Market Neutral Fund – CALAMOS Investment Trust	2,500,000	3.03%	222,104	222,104	*
CNH CA Master Account, L.P.	1,500,000	1.82%	133,262	133,262	*
Consulting Group Capital Markets Funds	425,000	*	37,758	37,758	*
Consulting Group Capital Markets – Multi-Strategy Market Neutral Investments	32,000	*	2,843	2,843	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,131,000	1.37%	100,480	100,480	*
DEAM Convertible Arbitrage	20,000	*	1,777	1,777	*
Deephaven Domestic Convertible Trading Ltd.	472,000	*	41,933	41,933	*
DKR SoundShore Opportunity Holding Fund Ltd.	3,250,000	3.94%	288,735	288,735	*
Ellsworth Convertible Growth and Income Fund, Inc.	500,000	*	44,421	44,421	*

Geode U.S. Convertible Arbitrage Fund	2,000,000	2.42%	177,683	177,683	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	28,000	*	2,488	2,488	*
Institutional Benchmarks Master Fund Ltd.	117,000	*	10,394	10,394	*
Jeffries & Company, Inc.	250,000	*	22,210	22,210	*
JMG Capital Partners, LP	1,250,000	1.52%	111,052	111,052	*
JMG Triton Offshore Fund, LTD	1,250,000	1.52%	111,052	111,052	*
KBC Financial Products USA Inc.	750,000	*	66,631	66,631	*
Lyxor/Convertible Arbitrage Fund Limited	207,000	*	18,390	18,390	*
Man Convertible Bond Master Fund, Ltd.	3,802,000	4.61%	337,735	337,735	*
Mohican VCA Master Fund, Ltd.	450,000	*	39,979	39,979	*
Piper Jaffray & Co.	2,000,000	2.42%	177,683	177,683	*
Pyramid Equity Strategies Fund	20,000	*	1,777	1,777	*
RBC Alternative Assets - Convertible Arbitrage	100,000	*	8,884	8,884	*
Ritchie Convertible Arbitrage Trading	300,000	*	26,652	26,652	*
Singlehedge US Convertible Arbitrage Fund	264,000	*	23,454	23,454	*
Sphinx Convertible Arbitrage Fund SPC	98,000	*	8,706	8,706	*
SSI Blended Market Neutral L.P.	56,000	*	4,975	4,975	*
SSI Hedged Convertible Market Neutral L.P.	70,000	*	6,219	6,219	*
St. Thomas Trading, Ltd.	3,198,000	3.88%	284,115	284,115	*
Sturgeon Limited	237,000	*	21,055	21,055	*
Univest Multi-Strategy – Convertible Arbitrage	100,000	*	8,884	8,884	*
Viacom Inc. Pension Plan Master Trust	3,000	*	267	267	*
Vicis Capital Master Fund	1,000,000	1.21%	88,842	88,842	*
Victus Capital, LP	1,000,000	1.21%	88,842	88,842	*
WPG Convertible Arbitrage Overseas Master Fund	300,000	*	26,652	26,652	*
Any other holder of notes or future transferees, pledgees, donees of or from any such holder (1)	35,745,000	43.3%		3,175,639	8.01%
Total	82,500,000	100%		7,329,424	18.5%

*	Denotes less than one percent (1%).

(1)	Other selling securityholders may be identified at a later date.

PLAN OF DISTRIBUTION

The debentures and the common stock issuable upon the conversion of debentures may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledges or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the common stock.

These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

If the debentures and the common stock issuable upon conversion of the debentures are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The debentures and the common stock issuable upon conversion of debentures may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures and common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the debentures and the common stock issuable upon conversion of the debentures, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or the common stock issuable upon conversion of the debentures in the course of hedging the positions they assume. The selling securityholders may also sell the debentures or the common stock issuable upon conversion of the debentures short and deliver these securities to close out their short positions, or loan or pledge the debentures or the common stock issuable upon conversion of the debentures to broker-dealers that in turn may sell these securities.

Selling securityholders may not sell any, or may not sell all, of the debentures or the common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. Moreover, any debentures or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock offered pursuant to this prospectus will be the purchase price of the debentures or common stock less any discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part, any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

With respect to a particular offering of the securities, to the extent required, an accompanying prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and, if required, the terms of the offering, including:

•	the name or names of any underwriters, broker-dealers or agents;

•	any discounts, commissions and other terms constituting compensation from the selling securityholders; and

•	any discounts, commission or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the debentures and the common stock by the selling securityholders.

Our common stock trades on the Nasdaq National Market under the symbol “MDRX.” We do not intend to apply for listing of the debentures on any securities exchange or automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the debentures. See “Risk Factors – Risks Related to the Debentures.”

In order to comply with the securities laws of some states, if applicable, the debentures and the underlying common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and has been complied with.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures or the common stock issuable upon conversion of debentures may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the debentures or the common stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased the debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

The selling securityholders and any other person participating in the sale of debentures or the common stock issuable upon the conversion of debentures will be subject to the Exchange Act and the rules and the regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular debentures and the common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock.

Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to use our commercially reasonable efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest of:

(1) July 14, 2006;

(2) the date when the non-affiliate holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; or

(3) the date when all of the debentures and the common stock issuable upon conversion of the debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

We will pay substantially all of the expenses incidental to the registration, offering and sale to the public of the debentures and underlying common stock issuable upon conversion of debentures, but each selling securityholder will be responsible for the payment of commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $110,000.

LEGAL MATTERS

The validity of the debentures and the shares of common stock issuable upon conversion of the debentures offered by this prospectus will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule of Allscripts Healthcare Solutions, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 and 2002, consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

On April 12, 2004, the audit committee of our board of directors appointed Grant Thornton LLP as our independent public accountant for the 2004 fiscal year. In connection therewith, we dismissed KPMG LLP as our independent auditor. During our two most recent fiscal years, KPMG’s report on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG’s report on the consolidated financial statements of Allscripts Healthcare Solutions, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002 contained a separate paragraph stating, “as discussed in Notes 2 and 5 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.” During our two fiscal years ended December 31, 2003 and 2002, and in the interim period from January 1, 2004 through April 12, 2004, the date of cessation of our audit relationship with KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on our consolidated financial statements for those years. Additionally, during this time frame, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act. The audit committee of our board of directors requested KPMG to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter, dated April 16, 2004, was filed as Exhibit 16.1 to our Current Report on Form 8-K dated April 12, 2004 and filed April 16, 2004.

$82,500,000

Allscripts Healthcare Solutions, Inc.

3.50% Convertible Senior Notes due 2024

and Shares of Common Stock issuable upon

Conversion Thereof

P R O S P E C T U S

                        , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this registration statement. Except for the SEC registration fee, all of the amounts set forth below are estimates. All of the fees and expenses described below will be paid by Allscripts.

Legal fees and expenses	$50,000
SEC registration fee	10,453
Accounting fees and expenses	30,000
Printing fees and expenses	10,000
Miscellaneous	10,000

Total	$110,453

Item 15.	Indemnification of Directors and Officers.

The registrant’s certificate of incorporation, as amended, provides that the registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys’ fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Section 102 of the DGCL provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or a knowing violation of law, and the unlawful purchase or redemption of stock or unlawful payment of dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The registrant’s certificate of incorporation, as amended, includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

In addition, the registrant has purchased directors and officers liability insurance, which provides coverage against liabilities. Some of the registrant’s directors also are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 16.	Exhibits.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.4	Bylaws of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.5	Indenture, dated as of July 6, 2004, between Allscripts Healthcare Solutions, Inc. and LaSalle Bank National Association, as trustee (incorporated herein by reference from Exhibit 4.1 to Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K filed on July 15, 2004, SEC file No. 000-32085).

4.6	Form of Debenture (included in Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of July 6, 2004, between Allscripts Healthcare Solutions, Inc. and Banc of America Securities LLC, as representative of the initial purchasers (incorporated herein by reference from Exhibit 4.2 to Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K filed on July 15, 2004, SEC file No. 000-32085).

5.1*	Opinion of Sidley Austin Brown & Wood LLP.

8.1*	Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. federal income tax considerations.

12.1*	Statement regarding computation of ratio of earnings to fixed charges.

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibits 5.1 and 8.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included in the Signature Page to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Libertyville, State of Illinois, on September 28, 2004.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/S/ GLEN E. TULLMAN
Glen E. Tullman
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Glen E. Tullman, Lee Shapiro and Brian D. Vandenberg, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement, and any and all amendments (including, without limitation, all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all documents relating to the qualification or registration under state Blue Sky or securities laws of such securities, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of September, 2004.

Signatures	Title

/s/ GLEN E. TULLMAN Glen E. Tullman	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ WILLIAM J. DAVIS William J. Davis	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ROBERT A. COMPTON Robert A. Compton	Director

/s/ M.L. GAMACHE M.L. Gamache	Director

/s/ BERNARD GOLDSTEIN Bernard Goldstein	Director

/s/ M. FAZLE HUSAIN M. Fazle Husain	Director

/s/ MICHAEL J. KLUGER Michael J. Kluger	Director

EXHIBIT INDEX

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.4	Bylaws of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.5	Indenture, dated as of July 6, 2004, between Allscripts Healthcare Solutions, Inc. and LaSalle Bank National Association, as trustee (incorporated herein by reference from Exhibit 4.1 to Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K filed on July 15, 2004, SEC file No. 000-32085).

4.6	Form of Debenture (included in Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of July 6, 2004, between Allscripts Healthcare Solutions, Inc. and Banc of America Securities LLC, as representative of the initial purchasers (incorporated herein by reference from Exhibit 4.2 to Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K filed on July 15, 2004, SEC file No. 000-32085).

5.1*	Opinion of Sidley Austin Brown & Wood LLP.

8.1*	Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. federal income tax considerations.

12.1*	Statement regarding computation of ratio of earnings to fixed charges.

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibits 5.1 and 8.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included in the Signature Page to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture.